Exhibit 10.10

FIRST AMENDMENT

OF

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

2005 DIRECTORS’ DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2008)

WHEREAS, the Federal Home Loan Bank of Indianapolis (the “Bank”) maintains the Federal Home Loan Bank of Indianapolis 2005 Directors’ Deferred Compensation Plan (As Amended and Restated Effective January 1, 2008) (the “2005 DDCP”); and

WHEREAS, pursuant to subsection 4.7(d)(iii) and Section 8.2, the Board of Directors of the Bank (the “Board”)has determined to terminate the 2005 DDCP effective as of December 23, 2009, the date as of which the Bank received notice from the Federal Housing Finance Agency that the Board had authority to take this action;

NOW, THEREFORE, pursuant to the power reserved to the Board of Directors under Article VIII of the 2005 DDCP, the 2005 DDCP is hereby amended and terminated, effective as of December 23, 2009, by adding a new Supplement A to read as follows:

“SUPPLEMENT A

TERMINATION

Section A-1 Application. The purpose of this Supplement is to terminate the Plan, effective as of December 23, 2009 (the “Termination Date”). The provisions of this Supplement supersede the provisions of the Plan to the extent necessary to eliminate any inconsistency between the Plan and this Supplement.

Section A-2 Cessation of Benefit Accrual. A Participant’s benefit under the Plan will be limited to his accrued benefit as of the Termination Date, which will equal the Participant’s vested account balance as of December 23, 2009. Participants will not accrue any additional benefits after the Termination Date; provided, however, investment credits earned after the Termination Date shall continue to be allocated to Investment Accounts.

Section A-3 Continued Participation. All individuals who are Participants on the Termination Date will continue as Participants with respect to their Investment Account under the Plan until the balances in those Investment Accounts are distributed to them or to their beneficiaries as provided under the terms of the Plan. No other individual will become a Participant after the Termination Date.

Section A-4 Distribution of Benefits. Participants’ Investment Accounts will be paid in a single sum on or after December 24, 2010, but in no event later than December 24, 2011; provided, however, if a Participant dies before distribution of his benefits under the Plan is made, the Participant’s entire balance under the Plan will be distributed to the Participant’s designated beneficiary in the form of a single sum as soon as administratively practicable after the Participant’s death.”

The Plan shall remain the same in all other respects.

IN WITNESS WHEREOF, the Federal Home Loan Bank of Indianapolis has caused this amendment to be executed on its behalf by its duly authorized officers this 15th day of March, 2010, but effective as of the date set forth above.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:	/s/ MILTON J. MILLER
Milton J. Miller, President and Chief Executive Officer

ATTEST:

/s/ JONATHAN R. WEST
Jonathan R. West, Senior Vice President and General Counsel

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